UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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STANDARD MICROSYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STANDARD MICROSYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 11, 2006

To the Stockholders of STANDARD MICROSYSTEMS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation (“SMSC”) will be held on July 11, 2006, at 10:00 A.M., at the Hyatt Regency Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, New York 11788 for the following purposes:

(1)         To elect directors;

(2)         To consider ratification of the selection of PricewaterhouseCoopers LLP as the registered independent public accounting firm for SMSC for the fiscal year ending February 28, 2007;

(3)         To amend the certificate of incorporation of SMSC to increase the number of authorized shares of common stock of SMSC by 55,000,000 to a total amount of 85,000,000 authorized shares of common stock; and

(4)         To transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with the bylaws of SMSC, the Board of Directors has fixed the close of business on May 22, 2006 as the record date for the determination of the Stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Walter Siegel
Vice President, General Counsel & Secretary
Dated: June , 2006

After reading the following proxy statement, please see the enclosed proxy card for details about voting by phone or by Internet. Have your control number, set forth on the enclosed proxy card, available when you vote by phone or by Internet. To vote by mail, please sign, date and mail the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

STANDARD MICROSYSTEMS CORPORATION
80 Arkay Drive
Hauppauge, New York 11788

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS, JULY 11, 2006

This statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Standard Microsystems Corporation, a Delaware corporation (“SMSC” or the “Corporation” or the “Company’’), for use at its annual meeting of stockholders to be held on July 11, 2006 and at any adjournment thereof. The approximate date on which this statement and the accompanying proxy are first being mailed to stockholders is June 9, 2006.

ELECTION OF DIRECTORS

At the annual meeting, two directors are to be elected for terms expiring in 2009.

Nominees of the Board of Directors

The persons named as proxies will vote for the election as directors of the two nominees named below as nominees to serve until the 2009 Annual Meeting for each proxy that is submitted, unless otherwise specified in the proxy. Should any nominee become unable to accept nomination or election (which is not anticipated), the persons named as proxies will vote for the election of any remaining nominee and for any substitute nominee that the Board may designate.

Set forth below is certain information with respect to each nominee and each other person whose term as a director will continue as indicated below.

Name	Other positions with SMSC, principal occupation, certain other directorships and age as of May 22, 2006	Director Since
Nominees to serve until the 2009 Annual Meeting:
Andrew M. Caggia	Senior Vice President of SMSC since February 2000, Chief Financial Officer of SMSC from February 2000 until October 12, 2005 except for a short period in June 2005; Age 57	2001
James A. Donahue	Director, President and Chief Executive Officer of Cohu, Inc.; Age 57	2003
Directors to serve until the 2008 Annual Meeting:
Steven J. Bilodeau	Chairman, President and Chief Executive Officer of SMSC; Age 47	1999
Peter F. Dicks	Corporate Director; Directorships include, among others, Polar Capital Technology Trust, Graphite Enterprise Trust PLC, Sportingbet PLC., Gartmore Fledging Index Trust, Age 63	1992; also 1976-1991

Directors to serve until the 2007 Annual Meeting:
Timothy P. Craig	President of Consumer Printer Division of Lexmark International, Inc., retired; Age 54	2003
Ivan T. Frisch	Executive Vice President and Provost of Polytechnic University of New York, retired; Age 68	1992

The principal occupation for the last five years of each nominee and director continuing in office is stated above.

On April 5, 2005, Dr. Robert M. Brill indicated that he would not stand for re-election as a director at the Company’s next annual meeting of stockholders. The Company currently has seven directors elected in three separate classes to three year terms, with the class subject to re-election at the 2006 annual meeting of stockholders having two directors; the class subject to re-election at the 2007 annual meeting of stockholders having three directors; and the class subject to re-election at the 2008 annual meeting of stockholders having two directors.

Also on April 5, 2005, Mr. Andrew Caggia indicated that, with the Board’s approval, he would resign as a director effective on the date of the 2006 annual meeting of stockholders to run as a nominee to fill the vacancy created by Dr. Brill’s decision. Mr. Caggia’s term as a director would otherwise have run until the 2007 annual meeting of stockholders.  If Mr. Caggia did not resign and run for election in July 2006, then the aforementioned class to be elected at the 2006 annual meeting of stockholders would only have one director. Therefore, on April 5, 2006, the Board of Directors of the Company voted to nominate Mr. Caggia and Mr. James Donahue for re-election as directors in the annual meeting of stockholders for 2006, so that if elected, the Board would have six directors equally divided into three classes of two directors each.

Committees and Meetings of the Board; Lead Independent Director

SMSC’s Board held ten meetings during the last fiscal year. Its Audit Committee held nine meetings, its Compensation Committee held five meetings, and its Corporate Governance Committee held one meeting. The members of the Audit Committee are Timothy P. Craig, James A. Donahue (Chairman), and Ivan T. Frisch; the members of the Compensation Committee are Timothy P. Craig (Chairman), Peter F. Dicks, and Ivan T. Frisch; and the members of the Corporate Governance Committee are Dr. Robert M. Brill (Chairman), Peter F. Dicks, and James A. Donahue. Each such committee is a standing committee of the Board. The Board has affirmatively determined that each director who serves on these committees is independent in accordance with the applicable listing standards of NASDAQ. This means that five of our seven directors are independent under such standards.

The Board does not have a formal policy on directors’ attendance at annual stockholder meetings, but it has been common practice for all directors to attend the annual meeting, and all directors, except for one, did attend the most recent meeting in August of 2005. Attendance at Board and committee meetings was  100% in fiscal 2006 except that two directors did not attend one Board meeting, and one director did not attend one Compensation Committee meeting. The Compensation Committee makes recommendations to the Board or approves the compensation of SMSC’s executive officers other than the Chief Executive Officer, and makes a recommendation to the Board regarding the compensation of the Chief Executive Officer. The Compensation Committee also administers SMSC’s employee stock option, restricted stock and stock appreciation rights plans, and certain other benefit programs.

Among other responsibilities, the Corporate Governance Committee (“Governance Committee”) considers candidates for director nominees proposed by directors, the chief executive officer and stockholders. The Governance Committee has and may retain recruiting professionals to identify and evaluate candidates for director nominees. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and will evaluate each candidate against many criteria including strength of character, judgment, business experience, specific areas of expertise, and diversity, taking care to maintain a majority of independent directors. Potential candidates are screened and interviewed by the Governance Committee, and the Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate.

The Board shall determine the final approval of any candidate. The Governance Committee has a written Charter that was attached as Exhibit A to SMSC’s Proxy Statement for its July 14, 2004 Annual Meeting.

The Board has established the position of Lead Independent Director, and has determined that the Chairman of the Corporate Governance Committee, currently Dr. Robert M. Brill, will fulfill that role. As Dr. Brill is not standing for re-election as a director, the Board plans to elect a new Lead Independent Director after the annual meeting of shareholders. The Lead Independent Director is responsible, among other things, for: coordinating the activities of the other independent directors; presiding at non-management meetings of the independent directors; relating to management directors the results of deliberations among non-management directors; acting as Chairman in the event the Chairman is unavailable; and acting as representative of the non-management directors for communications with interested parties.

Any stockholder that would like to communicate directly with the Board or wishing to make a director nomination should write to any named director, c/o the Vice President, General Counsel and Secretary of SMSC at 80 Arkay Drive, Hauppauge, New York 11788. All such communications will be forwarded directly to the addressed director.

Audit Committee Report

We have  a standing Audit Committee, designated by the Board, that operates under a written charter adopted by the Board. The Charter is annexed hereto as Attachment A. The Audit Committee is composed of  three  directors that the Board has determined  are independent in accordance with the applicable listing standards of NASDAQ and the United States Securities and Exchange Commission (the “SEC”) rules. The Audit Committee reviews the adequacy of its charter at least annually and as frequently as circumstances dictate.

The primary function of the Audit Committee is to assist the Board in its oversight responsibilities on matters relating to SMSC’s financial reporting, systems of internal controls, and auditing. The Audit Committee provides advice, guidance and direction to management and to SMSC’s independent registered public accounting firm, using information shared through a free and open line of communication among the Audit Committee, management and the independent registered public accounting firm and, as appropriate, initiates inquiries into various aspects of SMSC’s financial affairs. The Audit Committee meets each quarter with management and the independent registered public accounting firm to review SMSC’s financial results before such results are publicly released, and more frequently on other matters if appropriate. The Audit Committee is also responsible for hiring, and determining fee arrangements with, SMSC’s independent registered public accounting firm.

Management is responsible for preparing SMSC’s financial statements and internal control over financial reporting, and the independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) with respect to both the financial statements and internal controls over financial reporting. Although each member of the Audit Committee is financially literate, as the Board interprets that qualification, none is currently practicing as a professional accountant or auditor. Their responsibilities do not include planning or conducting audits to determine that SMSC’s financial statements are complete and accurate and are presented in accordance with generally accepted accounting principles. The Audit Committee’s role also does not include a professional evaluation of the quality of the audits performed by the independent registered public accounting firm or that those audits were performed using generally accepted auditing standards.

Management represented to the Audit Committee that SMSC’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that SMSC’s internal control over financial reporting was effective as of February 28, 2006.

The Audit Committee reviewed and discussed SMSC’s financial statements and system of internal controls for the fiscal year ended February 28, 2006 with management and with PricewaterhouseCoopers LLP, SMSC’s independent registered public accounting firm for fiscal 2006. The Audit Committee also discussed and reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended. This review included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of SMSC’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, and has discussed with PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in SMSC’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006 for filing with the SEC.

The Audit Committee also recommended, and the Board approved, subject to shareholder ratification, the appointment of PricewaterhouseCoopers LLP as SMSC’s independent registered public accounting firm for fiscal 2007.

By the Audit Committee:	Timothy P. Craig	James A. Donahue	Ivan T. Frisch

Audit Committee Charter

A copy of the current Charter of the Audit Committee is annexed hereto as Attachment A.

Audit Committee Financial Expert

The Board has determined that James A. Donahue, Timothy P. Craig, and Ivan T. Frisch, all qualify as “Audit Committee Financial Experts,” and are independent, under applicable rules of the SEC and the listing standards of NASDAQ, as applicable.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Ethics applicable to the directors, chief executive officer, principal financial officer, principal accounting officer and controller and all other officers and employees and is available free of charge upon written request to the Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788.

Voting Securities of Certain Beneficial Owners and Management

SMSC has been informed that, as of May 1, 2006, the persons and groups identified in the table below, including all directors, nominees, executive officers and beneficial owners of more than 5% of its common stock, owned beneficially, within the meaning of SEC Rule 13d-3, the shares of SMSC common stock reflected in such table. As of May 1, 2006, each director, nominee or executive officer of SMSC disclaims beneficial ownership of securities of any subsidiary of SMSC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table, and the address of each of the persons whose name appears in the table below is c/o SMSC, 80 Arkay Drive, Hauppauge, New York, 11788.

Beneficial Owner	Number of Shares		Number of Shares Subject to Options (1)	Percent of Outstanding Shares
Steven J. Bilodeau	39,091		0	*
Robert M. Brill	52,047	(2)	35,500	*
Peter S. Byrnes	19,645	(3)	8,000	*
Andrew M. Caggia	51,089		25,000	*
Timothy P. Craig	31,719	(4)	27,272	*
Peter F. Dicks	137,196	(5)	99,082	*
James A. Donahue	32,377	(6)	27,272	*
Ivan T. Frisch	92,105	(7)	74,333	*
Robert E. Hollingsworth	61,801	(8)	37,000	*
George W. Houseweart	135,167	(9)	71,482	*
Eric M. Nowling	58,728	(10)	36,400	*
William D. Shovers	39,342	(11)	35,000	*
All directors and current executive officers as a group (12 persons)	546,800	(12)	365,459	2.42
Barclays Global Investors, NA., & Barclays Global Fund Advisors
45 Freemont St.
San Francisco, CA 94105-2228	1,281,461	(13)	—	5.78
Citigroup Inc.
399 Park Ave.
New York, NY 10043.	2,057,545	(14)	—	9.28

*                    Less than 1%.

(1)          The “Number of Shares Subject to Options” represents the shares of common stock subject to options exercisable within 60 days of May 1, 2006. These shares are included in the amounts shown under the “Number of Shares.”

(2)          Includes 16,547 phantom share units pursuant to SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors (the “Deferred Compensation Plan”).

(3)          Mr. Byrnes ceased being an Executive Officer on April 5, 2006, and was reappointed an Executive Officer effective May 1, 2006.

(4)          Includes 4,447 phantom share units pursuant to the Deferred Compensation Plan.

(5)          Includes 9,147 phantom share units pursuant to the Deferred Compensation Plan.

(6)          Includes 5,105 phantom share units pursuant to the Deferred Compensation Plan.

(7)          Includes 9,204 phantom share units pursuant to the Deferred Compensation Plan.

(8)          Mr. Hollingsworth ceased being an Executive Officer on April 5, 2006.

(9)          Includes 41,723 shares owned jointly with spouse. Mr. Houseweart ceased being an Executive Officer on October 24, 2005.

(10)   Mr. Nowling resigned from SMSC on April 25, 2006.

(11)   Mr. Shovers resigned from SMSC on May 1, 2006.

(12)   Includes 44,450 phantom share units pursuant to the Deferred Compensation Plan.

(13)   Information is furnished in reliance on Schedule 13G dated January 31, 2006 of the named persons, filed with the SEC.

(14)   Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G dated February 14, 2006 of the named persons, filed with the SEC.

Executive Officers of the Registrant

The Corporation’s executive officers and their ages as of May 1, 2006, are as follows:

Name	Age	Position
Steven J. Bilodeau	47	Chairman of the Board, President and Chief Executive Officer
Peter S. Byrnes	48	Vice President Operations
Joseph S. Durko	40	Vice President and Controller
Walter Siegel	47	Vice President, General Counsel and Secretary
David S. Smith	49	Senior Vice President and Chief Financial Officer
Mitchell A. Statham	47	Vice President, Worldwide Sales

Steven J. Bilodeau has served as the Corporation’s President and Chief Executive Officer, and as a member of the Corporation’s Board of Directors, since March 1999. Mr. Bilodeau is also a director of Conexant, Inc.

Peter S. Byrnes has held various operations and management positions with the Corporation since 1998. Prior to becoming Vice President of Operations in April 2006 he had recently served as Vice President and General Manager, Computing Platforms Solutions Group since November 2003. Prior to that he served as Vice President - Operations from June 2000 through November 2003.

Joseph S. Durko has served as the Corporation’s Vice President and Controller since March 27, 2006 and became the Chief Accounting Officer on May 16, 2006. Mr. Durko previously served as a Manager at BBK Ltd. Mr. Durko was the Director of Financial Reporting for TRW Automotive from 2003 to 2004, and was the Vice President, Finance & Corporate Controller for Ventiv Health, Inc. from 2000 to 2002. Mr. Durko is a certified public accountant.

Walter Siegel has served as the Corporation’s Vice President and General Counsel since October 24, 2005 and Secretary since November 15, 2005.  Prior to joining the Corporation Mr. Siegel was Vice President for Law and Business Development at Symbol Technologies, Inc from March 2000 to October 2005.  Before joining Symbol Mr. Siegel was Senior Vice President and General Counsel of Olympus America, Inc.

David S. Smith has served as the Corporation’s Senior Vice President and Chief Financial Officer since October 12, 2005. Mr. Smith was a Managing Partner of Stonewall Capital Advisors LLC from February 2003 to September 2005. He was Vice President-Finance and Chief Financial Officer of Dover Corporation from March 2000 to October 2002, and was Vice President-Finance and Chief Financial Officer of Crane Co. from 1994 to February 2000.

Mitchell A. Statham has served as the Corporation’s Vice President, Worldwide Sales since November 2003. Previously, he served as Vice President, Sales from January 2003 through November 2003, and as Vice President of Sales for Advanced I/O products from June 2002 through January 2003. He was elected an officer of the Corporation in April 2004. Prior to joining SMSC, he served in various sales management positions with NEC Electronics from February 1999 to March 2002.

Executive Compensation

The following summary compensation table sets forth information concerning total compensation earned or paid to (i) each individual who served as our Chief Executive Officer during fiscal year 2006 and (ii) the four other most highly compensated executive officers of SMSC who served in such capacities as of February 28, 2006, in each case for services rendered to SMSC during each of the past three fiscal years, and (iii) two individuals (Mr. Caggia and Mr. Houseweart) who otherwise would have been included in this table except that they were not executive officers as of February 28, 2006.

Summary Compensation Table

				Long-Term Compensation Awards
					Shares of
					Stock
					Underlying
	Annual Compensation(1)			Restricted	Options/SARs	All Other
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Granted (#)(4)	Compensation ($)(3)
Steven J. Bilodeau	2006	479,200	335,440	335,485	0	36,068
Chairman, Chief Executive Officer	2005	467,823	143,760	143,098	300,000	35,246
and President	2004	450,200	910,773	135,060	125,000	27,469
Andrew M. Caggia	2006	241,687	303,680	0	0	23,394
Senior Vice President and	2005	282,169	69,487	12,024	38,000	22,533
Chief Financial Officer	2004	271,250	369,660	0	50,000	20,166
(Mr. Caggia ceased being
Chief Financial Officer on
October 12, 2005)
George W. Houseweart	2006	271,563	30,000	30,042	0	141,468
Senior Vice President, General	2005	275,000	22,642	5,319	10,000	19,328
Counsel and Secretary	2004	272,951	113,111	30,000	5,000	18,409
(Mr. Houseweart ceased being
General Counsel and Secretary on
October 24, 2005; and Senior Vice
President on February 1, 2006)
William D. Shovers (5)	2006	252,615	297,731	97,782	175,000	88,276
Senior Vice President
Eric M. Nowling (6)	2006	197,966	30,000	30,042	0	20,988
Vice President, Controller and Chief	2005	186,500	16,642	11,322	30,000	20,169
Accounting Officer	2004	182,500	20,000	20,000	0	16,690
Robert E. Hollingsworth	2006	221,846	54,425	50,011	0	25,742
Senior Vice President	2005	223,380	19,454	18,054	50,000	24,799
	2004	212,885	145,611	62,500	10,000	18,304
Peter S. Byrnes	2006	212,616	49,702	61,173	0	21,814
Vice President	2005	201,423	25,704	18,054	50,000	21,036
	2004	190,077	50,000	50,000	15,000	17,172

(1)             Excludes perquisites and other personal benefits that, in the aggregate, amounted to less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

(2)             Restricted stock awards vest on each of the first and second anniversaries of the grant date, to the extent of one quarter of the shares awarded, and on the third anniversary of the grant date as to the remaining balance. Holders of restricted stock awards are entitled to dividends to the same extent as owners of unrestricted shares. The number of shares granted to each named executive officer as restricted stock awards are as follows:

Name	2006	2005	2004
Steven J. Bilodeau	13,838	9,818	4,869
Andrew M. Caggia	0	529	-0-
George W. Houseweart	1,155	234	1,308
William D. Shovers.	3,941	-0-	-0-
Eric M. Nowling	1,155	664	872
Robert E. Hollingsworth	1,954	1,140	2,723
Peter S. Byrnes	2,343	1,140	2,177

As of February 28, 2006, the number of restricted shares owned and the market value of each named executive officer’s holdings of restricted stock was as follows:

Name	Shares	Market Value ($)
Steven J. Bilodeau	23,987	780,057
Andrew M. Caggia	3,351	108,975
George W. Houseweart	2,060	66,991
William D. Shovers	1,639	53,300
Eric M. Nowling	2,265	73,658
Robert E. Hollingsworth	4,673	151,966
Peter S. Byrnes	4,522	147,055

(3)             Reflects SMSC contributions under SMSC’s Incentive Savings and Retirement Plan, automobile allowances, relocation benefits and life insurance as follows:

Name	Total	401(k) Match	Auto Allowance	Life Insurance	Other
Steven J. Bilodeau	36,068	8,400	16,800	10,868	-
Andrew M. Caggia	23,394	7,824	13,200	2,370	-
George W. Houseweart	141,468	11,842	7,700	3,068	118,858	(7)
William D. Shovers.	88,276	10,105	11,477	—	66,694	(8)
Eric M. Nowling	20,988	7,919	8,400	4,669	-
Robert E. Hollingsworth	25,742	8,462	8,400	8,380	500
Peter S. Byrnes	21,814	8,474	8,400	4,940	-

(4)             All amounts in fiscal 2005 are grants of Stock Appreciation Rights (SARs). All amounts in fiscal 2004 are grants of Stock Options. SMSC’s SARs may only be settled in cash; there is no equity underlying the grant of SARs.

(5)             Mr. Shovers resigned from SMSC on May 1, 2006.

(6)             Mr. Nowling resigned from SMSC on April 25, 2006.

(7)             Mr. Houseweart was paid accrued vacation balances due him on February 3, 2006.

(8)             Mr. Shovers was paid consulting fees in fiscal year 2006 equal to $66,694 prior to his hiring in April of 2005. He was also reimbursed for business expenses in accordance with company policy.

Mr. Steven J. Bilodeau and SMSC have entered into an employment agreement providing for his employment as President and Chief Executive Officer of SMSC until March 18, 2007. Mr. Bilodeau’s current annual base salary is $479,200.

Mr. Bilodeau’s employment agreement also provides for:

•       automatic extensions for one-year periods after the initial term, unless either party elects not to extend the term by providing at least six months prior notice to the other;

•       bonuses determined in accordance with SMSC’s executive incentive compensation policy described below;

•       early termination by the executive following a change in control of SMSC, and, if SMSC’s stockholders fail to elect him as a director of SMSC;

•       upon termination of the executive’s employment by SMSC other than for cause, or by the executive following a change in control, immediate vesting of certain stock options, stock grants and deferred compensation, payment of an amount equal to one year’s base salary plus bonus, and paid coverage for life and group health insurance for 18 months or until the executive sooner obtains full-time employment.

•       such benefits as are provided generally to SMSC’s senior executive officers; and customary provisions regarding assignment of inventions, trade secrets, works of authorship, nondisclosure and noncompetition by the executive.

Mr.  Andrew Caggia and SMSC have entered into an employment agreement that, as amended, provides for his employment as Senior Vice President of SMSC until September 5, 2006. This agreement provides the same terms as summarized above for Mr. Bilodeau except that there is no provision for automatic extension and the contract provides for salary reductions as Mr. Caggia transitions to part-time employment until his retirement on September 5, 2006. On a full-time equivalent basis, Mr. Caggia’s current annual base salary is $115,300. Mr. Caggia is on call for SMSC until he retires on September 5, 2006. Pursuant to the amended agreement, if Mr. Caggia provides the services specified in his agreement with SMSC, SMSC’s Board of Directors  would  accelerate  the  vesting of the  unvested  portion of 529 shares of  restricted  SMSC stock that were granted on June 17, 2004, as of September 5, 2006. Mr. Caggia is not entitled to any bonus for fiscal year 2007, which began on March 1, 2006. For the period from June 1, 2005 to September 5, 2006, Mr. Caggia’s executive retirement plan benefit will be calculated based on the salary he was receiving on May 31, 2005.

Mr.  Shovers and SMSC had entered into an Employment Agreement dated April 18, 2005. This agreement was terminated pursuant to a letter agreement between Mr. Shovers and SMSC dated May 1, 2006 (the “Letter”), and Mr. Shovers resigned as an employee on May 1, 2006. The Letter also provides a release to SMSC and provides for no monetary compensation to be paid by either party. Mr. Shovers will not be obligated to repay to SMSC any portion of the appointment bonus he received under the Employment Agreement. In order to assist in the transition of Mr. Shovers’ responsibilities and to assure continued access to Mr. Shovers’ services on certain projects, SMSC has entered into a Consulting Agreement with Mr. Shovers.  The Consulting Agreement is for a three (3) month term and is renewable on a month to month basis at SMSC’s option. SMSC may also terminate the Consulting Agreement on ten (10) days notice. The monthly compensation set forth in the Consulting Agreement of $37,500 per month is at the same rate Mr. Shovers received as a consultant for SMSC in 2005 before he became an employee of SMSC. The Consulting Agreement also provides that Mr. Shovers is eligible to receive a performance bonus of up to $125,000 as approved by either a majority of the independent directors of the Board of Directors or the Compensation Committee of the Board of Directors, in their sole and absolute discretion.

On October 14, 2005, SMSC North America, Inc., a subsidiary of Standard Microsystems Corporation (“SMSC”) entered into an Early Retirement and General Release agreement with George W. Houseweart, Senior Vice President, General Counsel and Secretary of the Corporation. Mr. Houseweart relinquished the positions of General Counsel and Secretary of SMSC on October 24, 2005. He remained as a Senior Vice President until February 1, 2006 at his current salary, wages, bonuses and car allowances, and then will continue to be employed by SMSC in a part time capacity at 75% of his annual base salary until September 30, 2006 (the “Early Retirement Date”). Mr. Houseweart also provided a general release to SMSC. Mr. Houseweart is not entitled to any bonus for fiscal year 2007, which began on March 1, 2006.

Upon the Early Retirement Date, SMSC will vest Mr. Houseweart in all unvested restricted stock awards previously received by him. The last year of Mr. Houseweart’s executive retirement plan benefit will be calculated based on the salary he was receiving prior to the period he became a part time employee.

For recent fiscal years, SMSC implemented plans to pay certain of its executives, including executive officers named in the preceding table, incentive compensation based on financial performance of SMSC and achievement of strategic goals, as determined by the Compensation Committee of the Board. Part of such incentive compensation was paid in the form of restricted stock awards, as set forth in the Summary Compensation Table above. The Board and Compensation Committee have authorized a similar arrangement for fiscal 2007.

Under SMSC’s Executive Retirement Plan, corporate officers, including the named executive officers, that have been approved to participate in the plan by the Board, whose employment terminates after full or partial vesting (as provided in the Executive Retirement Plan), a change in control or the disability of the officer (or, in the case of a deceased officer, his or her beneficiary), will generally receive, for ten years, in equal monthly installments, beginning at age 65 or such officer’s later retirement date (or, upon total and permanent disability, if earlier), an annual benefit equal to 35% of the executive’s Base Annual Salary, as defined in the plan. For participants who enter the plan after January 1, 2003, vesting is at the discretion of the Board upon a change in control of the Corporation. Mr. Nowling, Mr. Houseweart and Mr. Byrnes are fully vested in the Executive Retirement Plan.  Messrs. Bilodeau and Caggia, as well as any executive who enters the plan after January 1, 2003 achieve 50% vesting after 5 years and the remaining 50% ratably over the following 5 years. As of March 1, 2006, the annual benefits that would be payable to each of the executive officers named in the Summary Compensation Table or its footnotes above, assuming full vesting, are as follows: Steven J. Bilodeau, $163,009; Andrew M. Caggia, $98,243; George W. Houseweart, $95,959; Robert E. Hollingsworth; $76,780; Eric M. Nowling, $66,146 and Peter S. Byrnes, $70,480. Mr. Shovers will not be eligible to receive any such payments due to his resignation from the Corporation.

In case of a change in control of SMSC, each of the named executive officers (except for Mr. Shovers) is entitled to a “gross-up” payment in an amount sufficient to offset the effect of any excise tax incurred in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

The following table shows all grants of stock options made to the individuals named above in the Summary Compensation Table during the fiscal year ended February 28, 2006.

Option/SAR Grants in Last Fiscal Year

	Number of	% of Total			Potential Realizable
	Securities	Shares Subject			Value at Assumed
	Underlying	to Options/SARs			Annual Rates of Stock
	Options/SARs	Granted to	Exercise		Price Appreciation for
	Granted	Employees in	Price ($ Per	Expiration	Option/SAR Term
Executive Officer	(# of Shares)	Fiscal Year	Share	Date	5%($)	10%($)
Steven J. Bilodeau	0	0	0	0	0
Andrew M. Caggia	0	0	0	0	0
George W. Houseweart	0	0	0	0	0
William D. Shovers	175,000	7.38	$13.96	4/20/2015	$1,536,390	$3,893,513
Eric M. Nowling	0	0	0	0	0
Robert E. Hollingsworth	0	0	0	0	0
Peter S. Byrnes	0	0	0	0	0

The following table sets forth aggregate information concerning stock option and stock appreciation right exercises during fiscal 2006 for each of the individuals named above in the Summary Compensation Table during and as of the fiscal year ended February 28, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($)
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven J. Bilodeau	100,900	1,667,111	129,100	287,500	1,838,160	4,257,000
Andrew M. Caggia	86,500	690,832	25,000	53,500	315,000	754,470
George W. Houseweart	45,317	763,183	71,482	10,000	1,569,964	147,150
William D. Shovers	0	0	0	175,000	0	3,248,000
Eric M. Nowling	42,500	964,899	34,800	25,700	860,850	408,966
Robert E. Hollingsworth	67,500	1,268,300	33,000	54,500	542,520	840,730
Peter S. Byrnes	66,000	1,174,259	2,500	61,000	38,550	982,830

(1)          No shares are acquired upon exercise of SARs, although SARs are included in this table.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of February 28, 2006. The inducement options granted did not require shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,441,847	$16.77	480,072
Equity compensation plans not approved by security holders—Inducement Options (1)	2,645,130	$21.67	418,678
Total	5,086,977	$19.32	898,750

(1)          SMSC has cumulatively entered into stock option agreements with various new employees, and has granted 2,838,656 shares (net of cancellations) from the 2002, 2003, 2004, and 2005 Inducement Stock Option Plans that have not been approved by shareholders. Of the total amount granted, 2,645,130 shares are outstanding as of February 28, 2006. Such options are non-qualified, and are generally exercisable in annual increments of 20% or 25% over a 5-year or 4-year period, and will expire on the tenth anniversary of the respective grant dates. Exercise prices for these options range from $13.96 to $32.83. SARs are not included in this table as they can only be settled in cash.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is composed entirely of non-management directors and is responsible for developing and making recommendations to the Board with respect to compensation of SMSC’s officers, directors and certain other employees, as well as any incentive bonuses for officers. The Compensation Committee adopted a new charter in February 2006. Pursuant to its charter, the Compensation Committee shall, among other duties, perform the following:

a)               Review periodically the Company’s compensation philosophy and strategies;

b)              Benchmark the Company’s compensation practices against relevant companies;

c)               Review annually, the goals and objectives relevant for the compensation of the CEO, evaluate the performance of the CEO and recommend for approval by the independent directors of the Board the compensation of the CEO.

d)              Review annually, with input from the CEO, the performance, goals and objectives relevant for the compensation of executive officers other than the CEO, and approve their compensation.

The Compensation Committee has developed and implemented compensation programs that seek to enhance the profitability of SMSC and improve stockholder value by closely aligning the financial interests of SMSC’s senior management team with those of its stockholders. A significant part of each executive’s compensation depends on appreciation of SMSC’s common stock. Each executive’s compensation is composed of two elements: (1) current compensation composed of base salary and cash bonuses and (2) long-term compensation tied directly to stockholder value, composed of restricted stock awards, stock appreciation rights (SARs) and stock options.

Base pay is designed to be competitive with salary levels at similar semiconductor companies for equivalent positions. From time to time, the Compensation Committee utilizes independent consultants or survey information to ensure that executive salaries are within a competitive range. Each executive is eligible to receive an annual incentive bonus, and a substantial portion of the Chief Executive Officer’s and other executives’ incentive bonuses are based upon the achievement of financial performance objectives that are approved by the Compensation Committee or Board as applicable at the beginning of each fiscal year. The balance is determined based upon the achievement of strategic objectives as determined by the Board.

Long-term compensation is tied directly to stockholder return. Under the current program, executives have typically received stock options or stock appreciation rights that vest over four or five years and restricted stock awards that vest over three or four years. The purposes of this program are to motivate SMSC’s executives to enhance SMSC’s market capitalization and hence, its stockholders’ return, and to create an incentive for the executives to remain with SMSC.

For fiscal year 2007 the Compensation Committee made certain changes to the Company’s Management Incentive Plan (“MIP”) as compared to prior years.  The most significant of these changes is that the Compensation Committee put a greater emphasis on current fiscal year performance, as compared to the achievement of strategic goals.  Thus, approximately two thirds of the bonus under the MIP is based on the achievement of certain fiscal year objectives, and one third is based on the achievement of certain strategic goals as established by the Compensation Committee. In fiscal year 2006 approximately one half of the MIP was based on fiscal year objectives, and one half of the MIP was based on strategic goals. In addition, to encourage over performance by the Company’s executives, the MIP for fiscal year 2007 provides for an opportunity for participants to earn an additional twenty percent (20%) of their target bonus if SMSC exceeds certain objectives.

Base salary and additional compensation for certain of the named executive officers are fixed by employment agreement, as described following the Summary Compensation Table. During fiscal 2006, the Chief Executive Officer’s compensation was comprised of a base salary of $479,200 and incentive bonus opportunities that were tied one half to financial metrics and one half to other strategic goals. The financial metrics were based on revenue and adjusted operating income measures.  The strategic goals related primarily to the performance of Oasis SiliconSystems Holding AG, which the Company acquired in March 2005. For fiscal 2006, based on objectives achieved, the amount of bonus compensation awarded to the Chief Executive Officer was $335,440 in cash, and $335,485 in restricted stock, valued as of the date of grant, and vesting over three years. All compensation is detailed in the Summary Compensation Table. The Compensation Committee believes that the total compensation paid to the Chief Executive Officer during the last fiscal year was appropriate based upon SMSC’s financial performance, the substantial contributions made by Mr. Bilodeau to such performance, and the compensation levels of comparable companies.

Section 162(m) of the Internal Revenue Code limits the amount of “applicable employee remuneration” deductible by SMSC for “covered” employees for any taxable year to $1,000,000. Qualifying performance-based compensation is not subject to such limitation if certain requirements are satisfied. Several of SMSC’s stock option plans permit the Compensation Committee to pay compensation that is “performance-based” and thus fully tax deductible by SMSC. However, compensation pursuant to the employee SARs plan, and the Company’s inducement stock option plans, are not qualified. It is the Compensation Committee’s policy to the extent feasible, to keep compensation within the deductible limits, although it is possible that some compensation of particular highly paid employees could be non-deductible.

In fiscal 2006 the Compensation Committee and the Board of Directors also implemented a stock appreciation rights program for the directors, due to the unavailability of stock options that are typically part of a director’s normal compensation.  The stock appreciation rights are intended to function similarly to options, to the extent feasible, and to tie the directors’ long term compensation to stockholder value. The stock appreciation rights plan is described in greater detail in the Director Compensation section of this proxy. The Company also implemented an inducement stock option plan in fiscal 2006 to enable it to attract and retain new employees, also due to the unavailability of stock options under shareholder approved plans.

By the Compensation Committee:	Timothy P. Craig	Peter F. Dicks	Ivan T. Frisch

Performance Graph

The following line graph compares cumulative total stockholder return data as compiled by Research Data Group, Inc. for SMSC common stock, the NASDAQ Stock Market (US Companies), and the Philadelphia Semiconductor Index, assuming an investment of $100 in each in February 2001 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

Pursuant to SEC rules, the material under the caption Audit Committee Report and under the caption Board Compensation Committee Report on Executive Compensation through and including the line graph and related explanatory material is not to be deemed either “soliciting material” or “filed” with the SEC. It is specifically excluded from any material incorporated by reference in SMSC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

Director Compensation

Directors who are not officers of SMSC receive an annual basic retainer of $35,000, committee chairpersons receive an additional annual retainer of $18,000 per committee and committee members receive an additional annual retainer of $8,000 per committee.

SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors provides for deferred payment in shares of SMSC common stock at the election of the director, of 100% or 50% of such director’s annual retainer and each chairperson or committee retainer to which the director is entitled. The deferred amount is credited in the form of phantom share units, ultimately payable in cash or stock, at the election of the director, when the director ceases to be a director for any reason, or in cash only, upon the occurrence of a change in control of SMSC. In July 2002, the plan was amended to provide that, for any director who joins the Board after such amendment date, distributions from the plan under any circumstance will only be made in shares of SMSC common stock.

Under SMSC’s 2001 and 2003 Director Stock Option Plans, options to purchase an aggregate of 350,000 shares of SMSC common stock were authorized for grant to directors who are not employees of SMSC or any subsidiary of SMSC. Pursuant to the plans, each eligible director, upon initial election, is automatically granted a vesting option to purchase 42,000 shares. Vesting options become exercisable to the extent of one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Each eligible director incumbent for at least three years is automatically granted, on a quarterly basis, an immediately exercisable option to purchase 3,500 shares. The per share exercise price of each option equals the fair market value of a share of the common stock on the date of grant. In general, options are not transferable. Options expire the earlier of ten years after the grant date, or three years after the holder ceases to be a director. The 1994 Director Stock Option Plan has been terminated, except with respect to outstanding options.

On October 7, 2005 the Board adopted SMSC’s 2005 Director Stock Appreciation Rights Plan (the “SAR Plan”), to replace the 2003 Director Stock Option Plan that no longer had sufficient shares available for the grants that are part of the Board’s normal compensation. The SAR Plan has an initial quantity of 49,000 SAR units, and was established to function in a manner substantially similar to the 2003 Director Stock Option Plan. The SAR Plan provides that current service grants will be made quarterly in SARs, in lieu of options as provided in the 2003 Director Stock Option Plan; and that each service grant of SARs shall be paid on a fixed date at the end of the fifth fiscal year following the date of grant, and not be exercisable at the option of the Director. The SAR Plan provides that both vested and unvested SARs shall be paid as of the date of a Director’s death or disability, or at the date of a change in control of the Corporation; and, in the event of a Director’s departure from the Board for any other reason, vested SARs shall be paid at their normal payment dates, not upon termination.

In fiscal 2006, Dr. Brill and Messrs. Dicks and Frisch each received 7,000 SARs and 7,000 stock options. Only non-employee Directors are eligible to receive awards under all Director Plans.

Certain Relationships and Related Transactions

James A. Donahue

During fiscal years 2006 and 2005, SMSC purchased approximately $698,000 and $1.4 million, respectively, of test equipment and supplies in the ordinary course of its business from Delta Design, Inc., of which our director, James A. Donahue, is President and Chief Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports and written representations furnished to SMSC by its executive officers, directors and persons beneficially owning more than 10% of any class of SMSC equity securities, SMSC believes that all reports required, under Section 16(a) of the Securities Exchange Act of 1934, to be filed by its executive officers, directors and persons beneficially owning more than 10% of any class of SMSC of equity securities in the 2006 fiscal year were filed timely.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm  for SMSC for the fiscal year ending February 28, 2007. PwC  was the independent public accountant for SMSC for its fiscal year ended February 28, 2006. Representatives of PwC are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

If the selection of PwC is not ratified, or if prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose selection for any period subsequent to the next annual meeting will be subject to stockholder ratification at such meeting.

PRINCIPAL ACCOUNTING FEES & SERVICES

The fees billed or expected to be billed by PwC for professional services rendered for the fiscal years ended February 28, 2006 and February 28, 2005 are reflected in the following table:

	(Fees in thousands)
Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees	$848	$764
Audit—Related Fees	71	129
Tax Fees	70	75
All Other Fees	1	2
Total Fees	$990	$970

Audit Fees

The audit fees were for professional services rendered for the audit of SMSC’s consolidated financial statements and internal controls with regulatory requirements under the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PwC with statutory and regulatory filings or engagements.

Audit-Related Fees

The audit-related fees were for professional services rendered for the audit of SMSC’s 401(k) plan, certain attest services related to financial reporting, and the performance of various other financial accounting, reporting and assurance services related to mergers and acquisitions.

Tax Fees

The tax fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees

All other fees were for services other than the services reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent registered public accounting firm

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. In each of fiscal years 2006 and 2005, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

VOTING PROCEDURES

Every stockholder of SMSC is entitled to cast, in person or by proxy, one vote for each share of SMSC common stock held at the close of business on May 22, 2006, the record date for the annual meeting. At that date, SMSC had 22,178,064 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

The election of directors is decided by a plurality of the votes duly cast at the Annual Meeting. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. A majority of the votes duly cast at the Annual Meeting is required to approve each other matter to be acted on at the meeting, except that a majority of the outstanding shares of the Corporation’s common stock entitled to vote at the meeting will be required for the approval of the proposal to amend the Corporation’s certificate of incorporation to increase the number of authorized shares of common stock of the Corporation to 85,000,000 shares. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of any such matter except for the proposal to increase the number of authorized shares of common stock. The proxy hereby solicited is revocable at any time prior to its exercise in any manner permitted by law. The proxies named in the enclosed form of proxy or their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

GENERAL

The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMSC. In addition to soliciting proxies by mail, SMSC may make requests for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, directors, or employees of SMSC, at nominal cost to SMSC, or by any one or more of the foregoing means. Georgeson Shareholder Communications Inc. has been retained by SMSC to assist in the solicitation of proxies, for fees anticipated to aggregate approximately $8,500 plus reasonable out-of-pocket expenses. SMSC will reimburse brokerage firms and other nominees in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to beneficial owners of SMSC common stock.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by SMSC by February 9, 2007. All stockholder proposals should be sent to the Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788. SMSC retains discretion to vote proxies it receives for any stockholder proposal submitted for consideration at next year’s annual meeting not received by April 30, 2007 (or, under SMSC’s bylaws, May 14, 2007, for nominations for directors). In addition, for proposals or nominations received by the applicable date in the immediately preceding sentence, SMSC retains discretion to vote proxies it receives provided that (1) SMSC includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

PROPOSAL TO AMEND THE CORPORATION’S CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On April 5, 2006, the Board of Directors approved, subject to approval by the shareholders at the Annual Meeting, an increase in the number of shares of authorized common stock from 30,000,000 to 85,000,000 shares. The Certificate of Incorporation also authorizes 1,000,000 shares of Preferred Stock which shall remain unchanged if this proposal is adopted.

This increase would be accomplished by adopting an amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation. As of May 1, 2006, 22,181,048 shares of common stock were issued and outstanding and 2,039,784 shares were issued and held by the Corporation as treasury shares. In addition, 5,879,102 shares are reserved for issuance under the Corporation’s various stock option and restricted stock plans. Thus, as of May 1, 2006, there were only 1,939,850 shares (in addition to the shares held as treasury shares) available for issuance. The Amendment would increase the number of authorized, unissued and unreserved shares of common stock by an additional 55,000,000 shares. The Corporation’s common stock has no preemptive rights. The text of the Amendment is set forth on Attachment B.

The Board of Directors believes that it is in the best interest of the Corporation and its shareholders that there be a sufficient reserve of authorized but uncommitted shares of common stock, so it can rapidly take advantage of opportunities that become available, including acquisitions, financings and stock splits, among others.

The Corporation currently has no agreements or arrangements for the issuance of shares of common stock other than the issuance of shares of common stock pursuant to stock option and restricted stock plans. Authorized shares of common stock in excess of those shares outstanding (including, if authorized, the additional shares of common stock provided in the Amendment) will remain available for general purposes, such as acquisitions, equity financings, stock splits, stock dividends, management incentives and stock option plans. Such issuances may not require shareholders approval. The increase in the number of authorized shares of common stock could have an anti-takeover effect, although this is not the intent of the Board. For example, if the Board issues additional shares in the future, such issuance could dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or other extraordinary transaction. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate the Board and the company’s management. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Corporation by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Corporation and its shareholders. The proposed amendment is not being proposed in response to any known effort or threat to acquire control of the company and is not part of a plan by management to adopt a series of amendments to the Restated Certificate of Incorporation and the

company’s bylaws having an anti-takeover effect. As of this date, the Board of Directors is unaware of any specific effort to accumulate the Corporation’s shares or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management or otherwise. If approved by the shareholders at the Annual Meeting, the increase in the number of shares of common stock would become effective upon the filing of the Amendment with the Secretary of State in the State of Delaware which filing should take place shortly after the Annual Meeting.

The affirmative vote of the holders of a majority of the outstanding shares of the Corporation’s common stock entitled to vote at the meeting will be required for the approval of this proposal.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE FOREGOING AMENDMENT TO THE CORPORATION’S CERTIFICATE OF INCORPORATION. Abstaining and broker non-votes will have the same effect as a vote against this proposal.

By order of the Board of Directors,

WALTER SIEGEL, Vice President, General
Dated: June , 2006	Counsel & Secretary

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. PLEASE VOTE BY PHONE, INTERNET OR MAIL TODAY.

ATTACHMENT A

STANDARD MICROSYSTEMS CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary mission is to:

•       Monitor the integrity of the Company’s financial reporting process and systems of internal financial, accounting and disclosure controls.

•       Monitor the independence and performance of the Company’s independent auditors.

•       Provide an avenue of communication among the independent auditors, management and the Board of Directors.

Authority and Funding

The Audit Committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

The Company shall provide appropriate funding, as determined by the Audit Committee, for the Audit Committee to carry out its duties.

Audit Committee Composition and Meetings

The Audit Committee and its members shall meet the composition requirements of the NASDAQ listing standards and other requirements of applicable law, through the following:

•       The Audit Committee shall be comprised of a minimum of three directors appointed annually by the Board of Directors, one of whom shall serve as the Committee Chairperson.

•       Each member shall be an independent, non-executive director, free from any relationship that would interfere with the exercise of his or her judgment. As such, no member of the Committee may accept any consulting, advisory or compensatory fees directly or indirectly from the Company (other than his/her compensation for Board and Committee service) or be an affiliated person of the Company or any of its subsidiaries within the meaning of NASDAQ listing standards or applicable law.

•       All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements.

•       At least one Audit Committee member shall meet the requirements of an “audit committee financial expert” (as defined by rules issued by the Securities and Exchange Commission) and shall have each of the following attributes:

•        an understanding of financial statements and generally accepted accounting principles;

•        an ability to access the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•        experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•        an understanding of internal controls and procedures for financial reporting; and

•        an understanding of audit committee functions.

The Audit Committee shall meet at least four times per fiscal year, or more frequently as circumstances dictate. Formal minutes shall be recorded for all Audit Committee meetings.

A quorum at any Audit Committee meeting shall be at least two members. All determinations of the Audit Committee shall be made by a majority of its members present at a meeting duly called or held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Audit Committee shall be fully as effective as if it had been made at a meeting duly called and held.

Minutes for all meetings of the Audit Committee shall be prepared to document the Audit Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Audit Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Audit Committee and shall be distributed periodically to the full Board of Directors.

The Committee shall report to the Board concerning its activities at each full Board of Directors’ meeting.

Audit Committee Responsibilities and Duties

Maintenance of Charter

The Audit Committee shall review and reassess the adequacy of this charter annually and submit proposed changes to the Board of Directors for approval.

Financial Statement Review

The Committee shall review with the Company’s financial management and the independent auditor, the Company’s quarterly and annual financial results prior to the public release and/or filing of such results. This review should include a discussion of any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statements of Auditing Standards Nos. 61 and 90.

Annual Audit Oversight

Before the commencement of the annual audit, the Audit Committee will meet with financial management and the independent auditors to review and approve the scope of the annual audit.

During or upon completion of the audit and in any event prior to the filing of the audit report in connection with the Company’s Form 10-K, the Audit Committee shall discuss with the independent auditors and management the independent auditors’ judgment about the quality of the Company’s accounting principles, as applied in the Company’s financial reporting. As appropriate, the discussion shall cover the following:

•       All critical accounting policies and practices used by the Company.

•       All alternative treatments of financial information under GAAP that have been discussed with the Company’s management, and other material written communications between the accounting firm and the Company’s management, such as any management letter or schedule of unadjusted differences.

•       The consistency of the Company’s accounting policies and their application.

•       The clarity and completeness of the Company’s financial statements.

•       Issues having a significant impact on the accounting information included in the financial statements, such as

•        changes in accounting policies;

•        estimates, judgments, and uncertainties;

•        unusual transactions; and

•        policies relating to significant financial statement items, including timing of transactions and periods in which recorded.

•       The auditors’ observations regarding the Company’s internal financial controls, choice of accounting principles, and management reporting systems, and any recommendations the independent auditors may have to improve such controls and systems.

Independent Auditors

The Audit Committee shall engage the independent auditors and shall otherwise be directly responsible for the compensation, retention and oversight of the independent auditors and recommend to the Board of Directors the annual appointment of the auditors, subject to shareholder approval, or approve any discharge of the auditors should circumstances so warrant. The independent auditors shall report directly to the Audit Committee, as representatives of the Company’s shareholders.

The Audit Committee shall review the performance of the Company’s independent auditors annually. In doing so, the Audit Committee shall consult with management and shall obtain and review a report by the independent auditors describing their internal control procedures, issues raised by their most recent internal quality control review, or peer review (if applicable), or by inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the  independent auditors.

The Committee shall directly approve, in advance, the provision by the auditor of audit and all permissible non-audit services to be provided by the independent auditors or shall determine procedures for and monitor the approval of audit and non-audit services in advance (as required by applicable law or NASDAQ listing standards).

The Audit Committee shall require the independent auditors, at least annually, to report, disclose and/or discuss the following:

•       In accordance with Independence Standards Board Standard No. 1, disclose to the Audit Committee, in writing, all relationships between the independent auditors  and its related entities and the Company and its related entities that, in the independent auditors’ professional judgment, may reasonably be thought to bear on independence.

•       Confirm in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

•       Discuss the auditors’ independence with the Audit Committee.

Internal Controls

Management and the independent auditors (to the extent identified during the course of quarterly reviews and annual audits) shall report periodically to the Audit Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

Review of SEC Filings

The Audit Committee shall review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosure in the financial statements and the adequacy of internal controls.

The Audit Committee shall review and, to the extent it deems necessary, discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and shall discuss any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, applicable law or NASDAQ listing standards.

Audit Committee Report

The Audit Committee will prepare an annual report to shareholders, to be included in the Company’s annual proxy statement, stating whether the Audit Committee has performed the following:

•       Reviewed and discussed the audited financial statements with management.

•       Discussed with the  independent auditors the matters required to be discussed by Statements of Accounting Standards Nos. 61 and 90, as it may be modified or supplemented.

•       Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as it may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

•       Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Communication with Employees

The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Employment of Former Audit Staff

The Company will not hire former employees of the independent auditor, except with the approval of the Audit Committee and in compliance with the requirements of applicable law and NASDAQ listing standards.

Other Duties

The Committee shall perform any other activities consistent with its charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

ATTACHMENT B

TEXT OF PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The first paragraph of Article FOUR of the Corporation’s Certificate of Incorporation is proposed to be amended. All other parts of Article FOUR of the Corporation’s Certificate of Incorporation shall remain unchanged. If the proposed amendment is approved by stockholders, the first paragraph of Article FOUR will be as follows:

“FOURTH. The total number of shares of all classes of stock which the Corporation has authority to issue is 86,000,000 shares, all of which shares are of $.10 par value per share. 85,000,000 shares shall be Common Stock and 1,000,000 shares shall be Preferred Stock.

PLEASE DETACH PROXY CARD HERE

STANDARD MICROSYSTEMS CORPORATION

PROXY — Annual Meeting of Stockholders — July 11, 2006

STEVEN J. BILODEAU and WALTER SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting, or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 2006 annual meeting of stockholders, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.

Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

(Continued, and to be dated and signed on other side)

Standard Microsystems Corporation

Instructions for Voting Your Proxy

Standard Microsystems Corporation is now offering stockholders of record three alternative ways of voting their proxies:

*By Telephone	*Through the Internet	*By Mail
(using a touch-tone telephone)	(using a browser)	(traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING  Available only until 5:00 p.m., Eastern time on July 10, 2006.

•             On a touch-tone telephone, call TOLL FREE 1.800.786.9313 24 hours a day, 7 days a week

•             Have your proxy card ready, then follow the prerecorded instructions

•             Your vote will be confirmed and cast as you directed

INTERNET VOTING  Available only until 5:00 p.m., Eastern time on July 10, 2006.

•                  Visit the Internet voting website at http://proxy.georgeson.com

•                  You should incur only your usual Internet Service Provider charges

VOTING BY MAIL

•                  Simply sign and date your proxy card and return it in the enclosed postage-paid envelope

IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark
votes as in this example.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

			FOR all	WITHHOLD
			nominees	AUTHORITY
			(except as	to vote for all
			marked to the	nominees listed
contrary)
1.	ELECTION OF DIRECTORS
	Nominees:	Andrew M. Caggia	☐	☐
James A. Donahue

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2007.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

3.	TO AMEND THE CERTIFICATE OF INCORPORATION OF SMSC TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF SMSC BY 55,000,000 TO A TOTAL AMOUNT OF 85,000,000 AUTHORIZED SHARES OF COMMON STOCK.	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE PROPERLY MARKED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3 AS RECOMMENDED BY THE BOARD OF DIRECTORS.
PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY.
DATE:	, 2006

Signature

Signature if held jointly

NOTE

(Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name, and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your title. If shares are held jointly, EACH holder should sign.)